                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1 (b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              ARMOR HOLDINGS, INC.

  ----------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share

  ----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    042260109

  ----------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000

  ----------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------------                             --------------------
CUSIP NO. 042260109                                    Page 2 of 8 Pages
-------------------------                             --------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           FS Partners, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                0
BENEFICIALLY     ---------------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                 0
  REPORTING      ---------------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                 0
                 ---------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------------                             --------------------
CUSIP NO. 042260109                                    Page 3 of 8 Pages
-------------------------                             --------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas F. Frist III
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                1,236,640
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                 0
  REPORTING    -----------------------------------------------------------------
   PERSON           7    SOLE DISPOSITIVE POWER
    WITH                 1,236,640
               -----------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,236,640
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------------                             --------------------
CUSIP NO. 042260109                                    Page 4 of 8 Pages
-------------------------                             --------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen B. Salzman
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                62,284
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
    EACH                 0
  REPORTING     ----------------------------------------------------------------
   PERSON          7    SOLE DISPOSITIVE POWER
    WITH                62,284
                ----------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           62,284
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        --------------------
                                                          Page 5 of 8 Pages
                                                        --------------------


INTRODUCTION.


                  This Schedule 13G replaces the Schedule 13D filed on December 16, 1997, as amended by Amendment No. 1 on Schedule 13D/A filed on March 2, 1998.

ITEM 1(a).        NAME OF ISSUER:

                  Armor Holdings, Inc., a Delaware corporation (the "Company").

ITEM 1(b).        ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The principal executive office of the Company is located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.

ITEM 2(a)         NAMES AND PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:
  and (b).

                  1.  FS Partners, LLC
                      767 Fifth Avenue, 50th Floor
                      New York, NY 10153

                  2.  Thomas F. Frist III
                      c/o FS Partners, LLC
                      767 Fifth Avenue, 50th Floor
                      New York, NY 10153

                  3.  Stephen B. Salzman
                      c/o FS Partners, LLC
                      767 Fifth Avenue, 50th Floor
                      New York, NY 10153

ITEM 2(c).        CITIZENSHIP:

                  1.  FS Partners, LLC - Delaware.
                  2.  Thomas F. Frist III - United States of America.
                  3.  Stephen B. Salzman - United States of America.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value per share (the "Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  042260109

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR

                                                        --------------------
                                                          Page 6 of 8 Pages
                                                        --------------------


                  13D-2(b), CHECK WHETHER THE PERSON IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP:

                  1. FS Partners, LLC ("FS")

                     (a)  Amount beneficially owned: 0 shares
                     (b)  Percent of class: 0.0%
                     (c)  Number of shares as to which such person has:

                          (i)    Sole power to vote or to direct the vote:
                                 0 shares
                          (ii)   Shared power to vote or to direct the vote: 0
                          (iii) Sole power to dispose or to direct the disposition of: 0 shares
                          (iv) Shared power to dispose or to direct the disposition of: 0

                  2. Thomas F. Frist III ("Frist")

                     (a)  Amount beneficially owned: 1,236,640 shares
                     (b)  Percent of class: 5.5%*
                     (c)  Number of shares as to which such person has:

                          (i)    Sole power to vote or to direct the vote:
                                 1,236,640 shares
                          (ii)   Shared power to vote or to direct the vote: 0
                          (iii) Sole power to dispose or to direct the disposition of: 1,236,640 shares
                          (iv) Shared power to dispose or to direct the disposition of: 0

                  3. Stephen B. Salzman ("Salzman")

                     (a) Amount beneficially owned: 62,284 shares (includes immediately exercisable options to acquire 20,000 shares of Common Stock)
                     (b)  Percent of class: 0.3%*
                     (c)  Number of shares as to which such person has:

                          (i)    Sole power to vote or to direct the vote:
                                 62,284 shares
                          (ii)   Shared power to vote or to direct the vote: 0
                          (iii) Sole power to dispose or to direct the disposition of: 62,284 shares
                          (iv) Shared power to dispose or to direct the disposition of: 0

                                                        --------------------
                                                          Page 7 of 8 Pages
                                                        --------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         As of December 31, 2000, FS transferred all of the shares of Common Stock beneficially owned by it to Frist and Salzman, the sole members of FS, as a pro rata distribution in accordance with their respective membership interests in FS and FS did not receive any consideration as a result of such distribution. FS and Salzman have, therefore, ceased to be beneficial owners of more than five percent (5%) of the common stock of the Company and further filing by them on Schedule 13G is no longer required.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------

* Based upon an aggregate of 22,496,828 shares outstanding at November 3, 2000 as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000.

                                                        --------------------
                                                          Page 8 of 8 Pages
                                                        --------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2001



                                           FS PARTNERS, LLC

                                       By:  /s/  Thomas F. Frist III
                                          ------------------------------------
                                          Name:  Thomas F. Frist III
                                          Title: Managing Member



                                            /s/  Thomas F. Frist III
                                          ------------------------------------
                                          Thomas F. Frist III, individually




                                            /s/  Stephen B. Salzman
                                          ------------------------------------
                                          Stephen B. Salzman, individually